                                                                  Exhibit (c)(1)

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                      ALL AMERICAN COMMUNICATIONS, INC.,

                                  PEARSON PLC

                                      AND

                         PEARSON MERGER COMPANY, INC.


                          DATED AS OF OCTOBER 1, 1997

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I  THE MERGER........................................................  2
     Section 1.1    The Merger...............................................  2
     Section 1.2    Closing..................................................  3
     Section 1.3    Effective Time...........................................  3
     Section 1.4    Subsequent Actions.......................................  3
     Section 1.5    Certificate of Incorporation.............................  3
     Section 1.6    The Bylaws...............................................  3
     Section 1.7    Officers and Directors...................................  3

ARTICLE II  CONVERSION OR CANCELLATION OF SHARES IN THE MERGER...............  4
     Section 2.1    Conversion or Cancellation of Shares.....................  4
     Section 2.2    Payment for Shares, Stock Options and
          Warrants in the Merger.............................................  5
     Section 2.3    Transfer of Shares After the Effective Time..............  6
     Section 2.4    No Liability.............................................  6
     Section 2.5    Lost Certificates........................................  6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................  6
     Section 3.1    Organization and Qualification; Subsidiaries.............  7
     Section 3.2    Restated Certificate of Incorporation and
          Bylaws.............................................................  7
     Section 3.3    Capitalization...........................................  7
     Section 3.4    Authority Relative to this Agreement.....................  8
     Section 3.5    No Conflict; Required Filings and Consents...............  9
     Section 3.6    SEC Filings; Financial Statements........................ 10
     Section 3.7    Absence of Certain Changes or Events..................... 12
     Section 3.8    Intellectual Property.................................... 12
     Section 3.9    Material Contracts....................................... 13
     Section 3.10   Environmental Matters.................................... 14
     Section 3.11   Benefit Plans............................................ 14
     Section 3.12   Tax Matters.............................................. 16
     Section 3.13   Litigation............................................... 17
     Section 3.14   Opinion of Financial Advisor............................. 17
     Section 3.15   Brokers.................................................. 17
     Section 3.16   Properties and Assets.................................... 17
     Section 3.17   Compliance with Laws in General.......................... 17
     Section 3.18   Labor Matters............................................ 18
     Section 3.19   Insurance................................................ 18

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB....... 19
     Section 4.1    Organization and Qualification; Subsidiaries............. 19
     Section 4.2    Certificate of Incorporation and Bylaws.................. 19
     Section 4.3    Authority Relative to this Agreement..................... 20
     Section 4.4    No Conflict; Required Filings and Consents............... 20
     Section 4.5    Ownership of Merger Sub; No Prior Activities............. 21
     Section 4.6    Litigation............................................... 21
     Section 4.7    Financing................................................ 21
     Section 4.8    Brokers.................................................. 21
     Section 4.9    Ownership of Shares...................................... 21


ARTICLE V  COVENANTS.......................................................  22
     Section 5.1    Interim Operations of the Company......................  22

ARTICLE VI  ADDITIONAL AGREEMENTS..........................................  23
     Section 6.1    Meeting of the Stockholders............................  23
     Section 6.2    Filings; Other Action..................................  24
     Section 6.3    Access.................................................  24
     Section 6.4    Notification of Certain Matters........................  25
     Section 6.5    Publicity..............................................  25
     Section 6.6    Indemnification........................................  25
     Section 6.7    Obligations of Merger Sub..............................  27
     Section 6.8    Stock Options and Warrants.............................  27
     Section 6.9    Employee Benefit Plans.................................  28
     Section 6.10   No Solicitation of Transactions........................  28
     Section 6.11   Directors..............................................  29
     Section 6.12   Use of Name............................................  30

ARTICLE VII  CONDITIONS....................................................  30
     SECTION 7.1    Conditions to the Obligations of Each Party............  31

ARTICLE VIII  TERMINATION..................................................  31
     Section 8.1    Termination by Mutual Consent..........................  31
     Section 8.2    Termination by Either Purchaser or the
          Company..........................................................  31
     Section 8.3    Termination by Purchaser...............................  32
     Section 8.4    Termination by the Company.............................  32
     Section 8.5    Effect of Termination and Abandonment..................  33
     Section 8.6    Issuance of New or Treasury Shares.....................  33

ARTICLE IX  THE OFFER......................................................  34
     Section 9.1    Tender Offer...........................................  34

ARTICLE X  MISCELLANEOUS; GENERAL..........................................  35
     Section 10.1   Payment of Expenses....................................  35
     Section 10.2   Survival...............................................  36
     Section 10.3   Modification or Amendment..............................  36
     Section 10.4   Counterparts...........................................  36
     Section 10.5   Governing Law..........................................  36
     Section 10.6   Notices................................................  36
     Section 10.7   Entire Agreement, etc..................................  37
     Section 10.8   Captions...............................................  37
     Section 10.9   Certain Definitions....................................  37
     Section 10.10  No Third Party Beneficiaries...........................  38

                           GLOSSARY OF DEFINED TERMS


DEFINED TERM                                      POSITION OF DEFINITION
------------                                      ----------------------

Agreement                                         Preamble
Benefit Plans                                     (S) 3.11(c)
Certificate of Merger                             (S) 1.3
Certificates                                      (S) 2.2(b)
Claim                                             (S) 6.6(b)
Closing                                           (S) 1.2
Code                                              (S) 3.11(c)
Company                                           Preamble
Common Stock                                      Recitals
Company Disclosure Schedule                       Article
III Preamble
Company Material Adverse Effect                   (S) 3.1
Company Subsidiary                                (S) 3.1
Competing Transaction                             (S) 6.10(b)
Competing Transaction Termination                 (S) 8.6
Confidentiality Agreement                         (S) 6.3
Constituent Corporations                          Preamble
DGCL                                              (S) 1.1
Dissenting Shares                                 (S) 2.1(a)
Effective Time                                    (S) 1.3
Environmental Laws                                (S) 3.10
ERISA                                             (S) 3.11(b)
Exchange Act                                      (S) 3.5(b)
Expenses                                          (S) 10.1(a)
GAAP                                              (S) 3.6(c)
Governmental Authority                            (S) 3.5(b)
HSR Act                                           (S) 3.5(b)
Indemnified Parties                               (S) 6.6(b)
Independent Directors                             (S) 6.11(a)
Intellectual Property Rights                      (S) 3.8
Law                                               (S) 3.5(a)
Merger                                            (S) 1.1
Merger Consideration                              (S) 2.1(a)
Merger Sub                                        Preamble
NASDAQ/NMS                                        (S) 3.5(b)
Offer                                             Recitals
Offer Documents                                   (S) 9.1(b)
Order                                             (S) 7.1(f)
Paying Agent                                      (S) 2.2(a)
Payment Fund                                      (S) 2.2(a)
Plans                                             (S) 3.3
Proxy Statement                                   (S) 6.1(b)
Purchaser Companies                               (S) 2.1(a)
Purchaser Material Adverse Effect                 (S) 4.1
Purchaser                                         Preamble
Schedule 14D-9                                    (S) 9.1(b)
SEC                                               (S) 3.6(a)

SEC Reports                                       (S) 3.6(a)
Securities Act                                    (S) 3.6(a)
Shares                                            (S) 2.1(a)
Stockholders Agreement                            Recitals
Stockholders Meeting                              (S) 6.1(a)
Surviving Corporation                             (S) 1.1
Transactions                                      (S) 3.4(a)

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of October 1, 1997, among ALL AMERICAN COMMUNICATIONS, INC., a Delaware corporation (the "Company"), PEARSON PLC, a corporation organized under the laws of the United Kingdom ("Purchaser"), and PEARSON MERGER COMPANY, INC., a Delaware corporation ("Merger Sub"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."

                                    RECITALS

     WHEREAS, the Company desires that Merger Sub merge with and into the Company, all upon the terms and subject to the conditions of this Agreement;

     WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the merger of the Company and Merger Sub;

     WHEREAS, in furtherance of the Merger (as defined in Section 1.1), it is proposed that Merger Sub commence a tender offer for all of the outstanding Shares (as defined in Section 2.1(a)) at a price of $25.50 per share (the "Offer"); and

     WHEREAS, concurrently with the execution of this Agreement, certain stockholders of the Company have entered into a stockholders agreement (the "Stockholders Agreement") pursuant to which such stockholders have agreed, among other things, to vote certain of their Shares in favor of this Agreement and the Merger (as defined in Section 1.1), and to tender such Shares to Merger Sub in accordance with the Offer;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

     Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP as promptly as practicable but in no event later than the third business day after which the last to be fulfilled or waived of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement, at such time as the Company and Purchaser may agree, or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

     Section 1.3 Effective Time. As soon as practicable following fulfillment or waiver of the conditions specified in Article VII hereof, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, the Company and the Purchaser will cause a Certificate of Merger (the "Certificate of Merger") or Purchaser shall cause a Certificate of Ownership and Merger (the "Certificate of Ownership") to be executed and filed with the Secretary of State of Delaware as provided in the DGCL. The Merger shall become effective at such time as the Certificate of Merger or Certificate of Ownership has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time."

     Section 1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.5 Certificate of Incorporation. The Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the

Surviving Corporation, provided that, subject to Section 6.6(a), it shall be amended to read as set forth in Exhibit A.

     Section 1.6 The Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation, provided that, subject to Section 6.6(a), they shall be amended to read as set forth in Exhibit B.

     Section 1.7 Officers and Directors. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, continue as the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and bylaws.

                                   ARTICLE II

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

     Section 2.1 Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

          (a) At the Effective Time, each share of the Company's common stock, par value $.0001 per share (the "Common Stock"), and each share of the Company's Class B Common Stock, par value $.0001 per share (the "Class B Common Stock", and together with the issued and outstanding Common Stock, the "Shares"), issued and outstanding immediately prior to the Effective Time (other than shares owned by Purchaser, Merger Sub or any other subsidiary or affiliate of Purchaser (collectively, the "Purchaser Companies") or Shares which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and converted into the right to receive, in cash, the greater of (x) $25.50 or (y) such greater amount which may be paid pursuant to the Offer (the "Merger Consideration").
All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 2.2.

          (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and be retired without payment of any consideration therefor and cease to exist.

          (c) At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          (d) Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares held by a person (a "Dissenting Stockholder") who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Dissenting Shares in accordance with Section 262 of the DGCL shall not be converted as described in
Section 2.1(a), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration without interest. The Company shall give Purchaser prompt notice of any demands for appraisal of shares received by the Company. The Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     Section 2.2 Payment for Shares, Stock Options and Warrants in the Merger. The manner of making payment for Shares and outstanding options and warrants to purchase Shares in the Merger shall be as follows:

          (a) At or prior to the Effective Time, Purchaser or Merger Sub shall deposit in trust for the benefit of the holders of Shares with a bank or trust company designated by Purchaser and approved by the Company (the "Paying Agent"), cash in an aggregate amount equal to the sum of (i) the product of (A) the number of Shares issued and outstanding at the Effective Time (other than Shares owned by the Purchaser Companies and other than Dissenting Shares) and
(B) the Merger Consideration and (ii) the amount necessary for the payment in full of the Option Consideration (as defined in Section 6.8) (such amount being hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Sections
2.1 and 6.8 of this Agreement out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

          (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder (other than the Purchaser Companies), as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time, represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payments therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (i) the number of Shares represented by such Certificate and (ii) the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it may be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate (other than Certificates representing shares owned by the Purchaser Companies and other than Certificates representing Dissenting Shares) shall represent, for all purposes, the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

          (c) Any portion of the Payment Fund which remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be repaid to the Surviving Corporation (or to the Purchaser if the Payment Fund was deposited by the Purchaser), upon demand, and any stockholders of the Company who have not theretofore complied with Section 2.2(b) shall thereafter look only to the Purchaser and the Surviving Corporation, jointly and severally, for payment of their claim for the Merger Consideration for Shares, without any interest thereon. The Paying Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation (or the Purchaser, if applicable) in securities issued or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and shall receive the interest earned thereon.

     Section 2.3 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

     Section 2.4 No Liability. None of Purchaser, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any governmental entity), the cash payment in respect of such Certificate shall, unless otherwise provided by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     Section 2.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule delivered by the Company to Purchaser and Merger Sub concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Purchaser and Merger Sub that:

     Section 3.1 Organization and Qualification; Subsidiaries. The Company and each Company Subsidiary (as hereinafter defined) is a corporation or limited liability company, as the case may be, duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failure to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company is not subject to Section 2115 of the California General Corporation

Law. The term "Company Material Adverse Effect" means, for all purposes of this Agreement, any change in the business of the Company and the Company Subsidiaries that is materially adverse (or any group of such changes, none of which individually is materially adverse, but which in the aggregate are materially adverse) to the business, operations, properties, financial position or results of operations of the Company and its subsidiaries, taken as a whole, provided that none of the following shall constitute a Company Material Adverse
Effect: (i) a decline in the ratings of any television programs distributed or produced by the Company or its subsidiaries or the cancellation of any television programs distributed or produced by the Company or its subsidiaries,
(ii) the filing, initiation and subsequent prosecution, by or on behalf of stockholders of the Company, of litigation that challenges or otherwise seeks damages with respect to the Transactions, (iii) occurrences due to a disruption of the Company's or its subsidiaries' businesses as a result of the announcement of the execution of this Agreement, (iv) general economic conditions or (v) any changes generally affecting the industries in which the Company and its subsidiaries operate. For purposes of this Agreement, the term "Company Subsidiary" shall mean a subsidiary of the Company that is identified as such in
Section 3.1 of the Company Disclosure Schedule. Section 3.1 of the Company Disclosure Schedule sets forth a complete list of all subsidiaries of the Company. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company owns directly or indirectly all of the issued and outstanding shares of capital stock of the Company Subsidiaries. Other than as set forth in
Section 3.1 of the Company Disclosure Schedule, as of the date of this Agreement the Company has no other equity interest in any other entity.

     Section 3.2 Restated Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Purchaser a complete and correct copy of the Restated Certificate of Incorporation and the Bylaws of the Company. The Restated Certificate of Incorporation and Bylaws of the Company are in full force and effect. As of the date of this Agreement, the Company is not in violation of any of the provisions of its Restated Certificate of Incorporation or Bylaws.

     Section 3.3 Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of common stock, consisting of (i) 20,000,000 shares of Common Stock having a par value of $.0001 per share and (ii) 20,000,000 shares of Class B Common Stock having a par value of $.0001 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of September 23, 1997, (i)17,981 shares of Common Stock issued before the Company's March 20, 1992 4-for-1 reverse stock split but not exchanged for certificates representing the Company's post-split Common Stock (4,495.25 equivalent shares of post-split Common Stock), 7,015,062 shares of Common Stock (such amount excludes shares held in treasury) and 5,149,650 shares of Class B

Common Stock (such amount excludes shares held in treasury) were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 80,000 shares of Common Stock and 578,200 shares of Class B Common Stock were held in the treasury of the Company, (iii) 30,000 shares of restricted Common Stock were awarded in August 1994, but not issued, to Lawrence Lamattina , and
(iv) no shares of Preferred Stock were issued and outstanding. Except as otherwise permitted by this Agreement and except for options granted pursuant to the Company's 1991 Incentive Stock Option Plan or 1994 Stock Incentive Plan (collectively, the "Plans") which options, including the exercise price thereof, are set forth in Section 3.3 of the Company Disclosure Schedule or options or warrants granted pursuant to agreements or arrangements otherwise described in
Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All Shares subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares. Other than as set forth on Section 3.3 of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company.

     Section 3.4 Authority Relative to this Agreement.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger (unless Section 253 of the DGCL is applicable), the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the

Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

          (b) The Board of Directors of the Company has (i) approved and adopted this Agreement and the transactions contemplated hereby, (ii) determined that the Offer and the Merger are in the best interests of the Company and its stockholders and that the terms of this Agreement are fair to the Company and its stockholders and (iii) subject to the provisions of Section 6.1(a) hereof, determined and agreed to recommend that the stockholders of the Company approve and adopt this Agreement.

          (c) The Board of Directors of the Company has approved Purchaser as an "interested stockholder" within the meaning of Section 203 of the DGCL with respect to the Merger, any acquisition of Shares pursuant to the Stockholders Agreement, the Offer or any of the other Transactions.

     Section 3.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Restated Certificate of Incorporation or Bylaws of the Company or conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, injunction, writ, judgment, decree or order ("Law") applicable to the Company or any Company Subsidiary or by which any asset of the Company or any Company Subsidiary is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any asset of the Company or any Company Subsidiary pursuant to, any contract or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset of the Company or any Company Subsidiary is bound or affected, except, with respect to
(x) clause (iii), under the Amended and Restated Credit, Security, Guaranty and Pledge Agreement, dated as of April 13, 1995, as amended and restated as of October 23, 1996, and as in effect on the date hereof, between the Company and The Chase Manhattan Bank, as agent and fronting bank, the Indenture, dated as of October 11, 1996, between the Company and U.S. Trust Company of California, N.A., as Trustee, with respect to the Company's 10 7/8% Senior Subordinated Notes due 2001, and the other agreements listed in Section 3.5(a) of the Disclosure Schedule, and
(y) clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect, or prevent, materially hinder or make materially more burdensome the Transactions.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind ("Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("NASDAQ/NMS") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), any pre-merger notification filing with the German Federal Cartel Office and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger or otherwise prevent the Company from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.6 SEC Filings; Financial Statements.

          (a) Since January 1, 1996, and prior to the execution and delivery of this Agreement, the Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC"), including, without limitation, (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders (whether annual or special), (D) all Reports on Form 8-K, (E) all other reports or registration statements and (F) all amendments and supplements to all such reports and registration statements (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports has been prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise indicated in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect).

          (c) Except as and to the extent set forth on, or reserved against on, the consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 1997, including the notes thereto, none of the Company or any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent, fixed, liquidated, unliquidated or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company, or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles, except for liabilities or obligations (i) disclosed in any SEC Report filed since June 30, 1997 and prior to the execution and delivery of this Agreement, or in the Company Disclosure Schedule or (ii) incurred in the ordinary course of business since June 30, 1997, that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.13 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any liability for any discontinued operations (as such term is used in accordance with generally accepted accounting principles ("GAAP")) or with respect to any business or assets formerly owned or operated by the Company or any of the Company Subsidiaries or with respect to any predecessor of the Company or any of the Company Subsidiaries, that would individually or in the aggregate have a Company Material Adverse Effect.
Section 3.6(c) of the Company Disclosure Schedule sets forth the amount of principal and unpaid interest outstanding as of September 30, 1997 under each instrument evidencing Indebtedness of or borrowed money of the Company and the Company Subsidiaries which will accelerate or become due or result in a right of redemption or repurchase on the part of the holder of such Indebtedness (with or without due notice or lapse of time) as a result of this Agreement, the Merger or the other Transactions.

          (d) Except in each case as disclosed in the SEC Reports or as set forth in Section 3.6(d) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries is indebted to any director or executive officer of the Company or any of the Company Subsidiaries (except for amounts due as normal salaries and bonuses, in reimbursement of ordinary expenses and directors' fees) and no such person is indebted to the Company or any of the Company Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Exchange Act.

          (e) As of the date hereof, the aggregate amount of Indebtedness of the Company and its subsidiaries does not exceed $200,000,000. Except as identified in Section 3.6(e) of the Company Disclosure Schedule, no Indebtedness of the Company or any of the Company Subsidiaries in excess of $100,000 contains any restriction upon (i) the prepayment of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any of the Company Subsidiaries or (iii) the ability of the Company or any of the Company Subsidiaries to grant any liens on its properties or assets. For purposes of this Agreement, "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices),
(ii) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases (as such term is used in accordance with GAAP), (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property, and
(vi) all guarantee obligations.

     Section 3.7 Absence of Certain Changes or Events. From June 30, 1997 to the date hereof, except as contemplated by this Agreement or as disclosed in any SEC Report filed since June 30, 1997 and prior to the execution and delivery of this Agreement or in the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been (a) any change by the Company in its accounting methods, principles or practices, (b) any revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (c) any entry by the Company or any Company Subsidiary into any commitment or transaction material to the Company and the Company Subsidiaries taken as a whole, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of the Shares or any redemption, purchase or other acquisition of any of its securities, (e) except for increases required by existing employment agreements, any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers of the Company or any Company Subsidiary or any other employee earning in excess of $100,000 per year, (f) any entry by the Company or any Company Subsidiary into any employment, consulting, severance, termination or indemnification agreement with any officer of the Company or any Company Subsidiary or entry into any such agreement with any other person for an amount in excess of $100,000 per year or outside the ordinary course of business, (g) any Company Material Adverse Effect or (h) any agreement by the Company or any Company Subsidiary to take any of the actions described in this
Section 3.7 except as expressly contemplated by this Agreement, other than for such events that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.8 Intellectual Property. Except as set forth in the Company Disclosure Schedule, the Company and each of the Company Subsidiaries own or possess or have the enforceable right to use the licenses, copyrights, know-how (including trade secrets and other proprietary or confidential information, systems or procedures), trademarks, service marks and trade names, performing rights and literary, dramatic, musical or artistic rights (collectively, the "Intellectual Property") presently employed by them in connection with the operation of the businesses now operated by them, except where the failure to own, possess or have the enforceable right to use such Intellectual Property would not, individually or in the aggregate, have a Company Material Adverse Effect, and neither the Company nor any of the Company Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to the foregoing which has a reasonable likelihood of resulting in an unfavorable decision, ruling or finding, which, individually or in the aggregate, would result in a Company Material Adverse Effect. The use of such Intellectual Property in connection with the business and operations of the Company and the Company Subsidiaries does not infringe on the rights of any person, except as would not, individually or in the aggregate, taking into account the rights of the Company against third parties, result in a Company Material Adverse Effect. Except as provided otherwise on Schedule 3.8(a) of the Company Disclosure Schedule, the Company or one of its subsidiaries owns, is licensed or otherwise possesses the exclusive right to exploit, for the remaining balance of the respective terms of copyright, existing episodes of the television series listed in Section 3.8(a) of the Company Disclosure Schedule, and the perpetual right to produce and exploit new episodes based on the formats and, to the knowledge of the Company, the titles of those television series, in terms of television rights (whether free, pay, cable or satellite) and in the territories listed on Section 3.8(a) of the Company Disclosure Schedule, subject only to the licenses and grants to third parties listed or referenced on Section 3.8(a) of the Company Disclosure Schedule, except where the failure to have such rights would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as provided otherwise on Section 3.8(b) of the Company Disclosure Schedule, the Company or one of its subsidiaries owns, is licensed or otherwise possesses the exclusive right to produce and exploit new episodes based on the formats and, to the best knowledge of the Company, the titles of the television series listed in Section 3.8(b) of the Company Disclosure Schedule, in terms of television rights (whether free, pay, cable or satellite) and in the territories listed or referenced on Section 3.8(b) of the Company Disclosure Schedule, subject only to the licenses and grants to third parties listed or referenced on Section 3.8(b) of the Company Disclosure Schedule, except where the failure to have such rights would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.9 Material Contracts.

          (a) Except as disclosed in Section 3.9(a) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any party other than the Company or any Company Subsidiary, is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Contracts (as hereinafter defined) to which the Company or any such Company Subsidiary is a party, except for any such default which would not reasonably be expected to result in a Company Material Adverse Effect.

          (b) Section 3.9(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of (i) all credit agreements, indentures, and other agreements related to any Indebtedness for borrowed money in excess of $100,000 of the Company or any Company Subsidiaries, (ii) all joint venture agreements to which the Company or any Company Subsidiaries are a party, (iii) all material distribution agreements and/or licensing agreements to which the Company or any Company Subsidiaries are party and (iv) all other contracts and agreements which are material (as hereinafter defined) to the Company and its subsidiaries taken as a whole (collectively, the "Material Contracts"). The Company has made available to the Purchaser each agreement listed in Section 3.9(b) or the Company Disclosure Schedule. For purposes of this Section 3.9(b) an agreement shall be deemed "material" if the Company reasonably expects that the Company or any of its subsidiaries would, pursuant to the terms thereof, (x) recognize during the current or any future fiscal year of the Company net revenues after the payment of third party shares in excess of $250,000 or (y) incur during the current or any future fiscal year of the Company liabilities or obligations (not covered by corresponding revenues) in excess of $100,000.

          (c) Except as set forth in Section 3.5 of the Company Disclosure Schedule, no Material Contract will, by its terms, terminate as a result of the Transactions or require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time, except for any Material Contracts which, if terminated, would not have a Company Material Adverse Effect.

          (d) Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, the Company has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business which, in either case, would result in a Company Material Adverse Effect.

          (e) Section 3.9(e) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all agreements of the Company with any stockholder who, to the Company's knowledge, beneficially owns 10% or more of the outstanding Common Stock or Class B Common Stock or any executive officer or director of the Company. Except as set forth in the Company Disclosure Schedule, no officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company.

     Section 3.10 Environmental Matters. Neither the Company nor any of the Company Subsidiaries has violated any environmental, safety or similar law or regulation applicable to its business or property relating to the protection of human health and safety, the environment or hazardous or toxic substances or waste, pollutants or contaminants ("Environmental Laws"), lacks any permits, licenses or other approvals required of them under applicable Environmental Laws or is violating any term or condition of any such permit, license or approval, except in each case as would not, individually or in the aggregate, result in a Company Material Adverse Effect.

     Section 3.11 Benefit Plans.

          (a) Except as disclosed in the SEC Reports or in the Company Disclosure Schedule, there exist no material employment, consulting, severance or termination agreements, arrangements or understandings between the Company or any of the Company

Subsidiaries and any individual current or former employee, officer or director of the Company or any of the Company Subsidiaries with respect to which the annual payments thereunder exceed $100,000.

          (b) Section 3.11 of the Company Disclosure Schedule contains a list of all (i) "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), including any such Pension Plans that are "multiemployer plans" (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the "Multiemployer Pension Plans"), (ii) "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of the Company Subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of the Company Subsidiaries (collectively, the "Benefit Plans"). The Company has delivered or made available to Purchaser copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required),
(iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

          (c) Except as disclosed in the Company Disclosure Schedule, all Pension Plans intended to be qualified plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pensions Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked.

          (d) None of the Benefit Plans is, and none of the Company or any of the Company Subsidiaries has ever maintained or had an obligation to contribute to (i) a "single employer plan" (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA, (ii) a "multiple employer plan" (as such term is defined in ERISA or the Code), or (iii) a funded welfare benefit plan (as such term is defined in
Section 419 of the Code). There are no unpaid contributions due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable law. None of the Company or any of the Company Subsidiaries has incurred any liability or taken any action, and the Company does not have any knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan, which, in the case of clauses
(i), (ii) or (iii), would result in a Company Material Adverse Effect.

          (e) None of the Company nor any of the Company Subsidiaries has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company and any of the Company Subsidiaries to any tax or penalty on prohibited transactions imposed by Section 4975 or to any liability under Section 502(i) or (1) of ERISA except in each case as would not, individually or in the aggregate, result in a Company Material Adverse Effect. As of the date of this Agreement, except as disclosed in the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, and (ii) there is no action, suit or claim pending, other than routine claims for benefits.

          (f) Except as disclosed in the Company Disclosure Schedule and except for any obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company or any of the Company Subsidiaries has any obligation to provide health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA ("COBRA").

     Section 3.12 Tax Matters.  Except as set forth in the Company Disclosure
Schedule:

          (a) The Company and each of the Company Subsidiaries has filed all Federal income Tax Returns and all other material Tax Returns required to be filed by it prior to the date hereof. The Company and each of the Company Subsidiaries has paid (or the Company has paid on the Company Subsidiaries' behalf) all Taxes shown as due on such returns, and the most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Neither the Company nor any Company Subsidiary has incurred any liability for Taxes subsequent to the date of such most recent financial statement other than in the ordinary course of such Company's or Company Subsidiary's business.

          (b) As of the date of this Agreement, except as set forth in the Company Disclosure Schedule: (i) no material Tax Return of the Company or any of the Company Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of the Company Subsidiaries; (ii) each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith; and (iii) no material issues relating to Taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to Taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period, (iv) there are no material liens for Taxes upon the assets of the Company or any Company Subsidiary except liens relating to current Taxes not yet due and payable; and (v) the Company and each Company Subsidiary is in substantial compliance with all applicable laws and regulations relating to the payment of withholding Taxes, and except for amounts which are not material, all Taxes which the Company or any Company Subsidiary are required by law to withhold or to collect for payment have been duly withheld and collected.

          (c) As used in this Section 3.12, the terms (i) "Tax" (and, with
                                                           ---
correlative meaning, "Taxes") mean: (A) any federal, state, local or foreign net
                      -----
income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other similar tax, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (B) any liability of the Company or any Company Subsidiary for the payment of amounts with respect to payments of a type described in clause (A) as a result of any obligation of the Company or any Company Subsidiary under any tax sharing agreement or tax indemnity agreement; and (ii) "Tax Return" means any return, report or similar statement required to
          ----------
be filed with respect to any Tax.

     Section 3.13 Litigation. As of the date of this Agreement, except as set forth in the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending, or, to the best knowledge of the Company, threatened against the Company or any of the Company Subsidiaries that could reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or materially delay the consummation of the Merger.

     Section 3.14 Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. on or prior to the date of this Agreement to the effect that the Merger Consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view.

     Section 3.15 Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co. and Media Finance Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Immediately prior to the execution hereof, the Company will make available to Purchaser a complete and correct copy of all agreements between the Company and Goldman, Sachs & Co. or Media Finance Inc. pursuant to which such firms would be entitled to any payment relating to the Transactions.

     Section 3.16 Properties and Assets. The Company and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real and personal, used or held for use in its business, free and clear of any liens, security interests or other encumbrances ("Liens"), except as reflected in the SEC Reports and Section 3.16 of the Company Disclosure Schedule and except for Liens for taxes not yet due and payable and except for Liens which would not result in a Company Material Adverse Effect.

     Section 3.17  Compliance with Laws in General.  Except as set forth in
Section 3.17 of the Company Disclosure Schedule, the Company has not received as of the date of this Agreement any notices of, nor to the best of its knowledge have there been any, violations of any federal, state and local laws, regulations and ordinances relating to its business and operations that would have a Company Material Adverse Effect.

     Section 3.18 Labor Matters. Except as set forth in Sections 3.13 and 3.18 of the Company Disclosure Schedule, insofar as the operations of the Company and the Company Subsidiaries in the United States are concerned, as of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or the to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries and during the past five years there has not been any such action, (ii) neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of the Company Subsidiaries, (iii) none of the employees of the Company or any of the Company Subsidiaries is represented by any labor organization and the

Company does not have any knowledge of any union organizing activities among the employees of the Company or any of the Company Subsidiaries within the past five years, nor does any question concerning representation exist as of the date of this Agreement concerning such employees, (iv) there are no material written personnel policies, rules or procedures applicable to employees of the Company or any of the Company Subsidiaries, other than those set forth in Section 3.18 of the Company Disclosure Schedule, true and correct copies of which have heretofore been delivered to Purchaser, (v) neither the Company nor any of the Company Subsidiaries has received any notice that it is not in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other similar laws of any jurisdiction, (vi) there is no unfair labor practice or similar charge or complaint against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no material grievance arising out of any collective bargaining or similar agreement or other grievance procedure relating to any employee of the Company or any of the Company Subsidiaries, (viii) to the knowledge of the Company, no charges with respect to or relating to the Company or any of the Company Subsidiaries are pending before the Equal Employment Opportunity Commission or any other federal, state, local or foreign agency responsible for the prevention of unlawful employment practices, (ix) neither the Company nor any of the Company Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of the Company Subsidiaries and no such investigation is in progress, and (x) there are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship, except in each case which would not result in a Company Material Adverse Effect.

     Section 3.19 Insurance. Except as set forth in Section 3.19 of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. As of the date of this Agreement, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in Section 3.19 of the Company Disclosure Schedule, the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

     Except as set forth in the Disclosure Statement delivered by Purchaser and Merger Sub to the Company concurrently with the execution of this Agreement (the "Purchaser Disclosure Schedule"), Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     Section 4.1 Organization and Qualification; Subsidiaries. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Purchaser Material Adverse Effect (as defined below). Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failure to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. The term "Purchaser Material Adverse Effect" means any change in or effect on the business of Purchaser and its subsidiaries that is materially adverse to the business, operations, properties, financial position or results of operations of Purchaser and its subsidiaries taken as a whole. For purposes of this Agreement, the term "Purchaser Subsidiary" shall mean Merger Sub and any subsidiary of Purchaser that constitutes a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission.

     Section 4.2 Certificate of Incorporation and Bylaws. Purchaser heretofore has provided the Company a complete and correct copy of the Certificate of Incorporation and the Bylaws of each of Purchaser and Merger Sub. The Certificate of Incorporation and Bylaws of each of Purchaser and Merger Sub so provided are in full force and effect. None of Purchaser or

Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     Section 4.3    Authority Relative to this Agreement.

          (a) Each of Purchaser and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Purchaser and Merger Sub and the consummation by each of Purchaser and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). No vote of Purchaser's stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

          (b) The Board of Directors of each of Purchaser and Merger Sub has approved and adopted this Agreement and the transactions contemplated hereby. Purchaser is the sole stockholder of Merger Sub and in such capacity has approved the Transactions.

     Section 4.4  No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by each of Purchaser and Merger Sub does not, and the performance of this Agreement by each of Purchaser and Merger Sub does not, and the performance of this Agreement by each of Purchaser and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of Purchaser or any Purchaser Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made or complied with, conflict with or violate any Law applicable to Purchaser or any Purchaser Subsidiary or by which any asset of Purchaser or any Purchaser Subsidiary is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under or result in the creation of a lien, claim, security interest or other charge or encumbrance on any asset of Purchaser or any Purchaser Subsidiary pursuant to, any contract or other instrument or obligation to which Purchaser or any Purchaser Subsidiary is a party or by which any asset of Purchaser or any Purchaser Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which wold not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

          (b) The execution and delivery of this Agreement by each of Purchaser and Merger Sub does not, and the performance of this Agreement by each of Purchaser and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act and state takeover laws, the pre-merger notification requirements of the HSR Act, any pre-merger notification filing with the German Federal Cartel Office and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notification would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent either Purchaser or Merger Sub from performing their respective obligations under this Agreement, and would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. Merger Sub is acquiring the Shares for investment purposes and without a view to the distribution thereof in violation of the Securities Act.

     Section 4.5 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub (i) has not conducted, and will not prior to the Effective Time conduct, any business and (ii) has no, and prior to the Effective Time will have no, assets or liabilities except in connection with the transactions contemplated by this Agreement. As of the Effective Time, all the outstanding capital stock of Merger Sub will be owned indirectly by Purchaser.

     Section 4.6 Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending, or, to the best knowledge of Purchaser, threatened against Purchaser or any Purchaser Subsidiary that could reasonably be expected to prevent or materially delay the consummation of the Merger. As of the date of this Agreement, neither Purchaser nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or materially delay the consummation of the Merger.

     Section 4.7 Financing. On the date hereof Purchaser has, and upon consummation of the Offer and at the Effective Time Purchaser shall have, sufficient funds available to purchase, or to cause Merger Sub to purchase, all the Shares pursuant to the Offer and the Merger and to pay all fees and expenses related to the Transactions and to deposit with the Paying Agent the Option Consideration.

     Section 4.8 Brokers. No broker, finder or investment banker (other than Lazard Freres & Co. LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or Merger Sub.

     Section 4.9 Ownership of Shares. To the knowledge of Purchaser, neither Purchaser nor any affiliate thereof owns any Shares as of the date of this Agreement.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, prior to such time as Purchaser's designees shall constitute a majority of the members of the Board of Directors of the Company (the "Transition Time") (unless Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement or the Company Disclosure Schedule):

          (a) the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and the Company Subsidiaries shall use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, employees and business associates;

          (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of the Company Subsidiaries (except in connection with its bank working capital facility); (ii) amend its Restated Certificate of Incorporation or Bylaws or the similar organizational documents of any of the Company Subsidiaries; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay (unless declared prior to this date) any dividend payable in cash, stock or property with respect to the Shares;

          (c) neither the Company nor any of the Company Subsidiaries shall (i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock of any class of the Company or the Company Subsidiaries other than Shares issuable pursuant to the agreements described in Section 3.3 of the Company Disclosure Schedule or (ii) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company;

          (d) neither the Company nor any of the Company Subsidiaries shall (i) grant any increase in the compensation of any director, officer or employee earning in excess of $100,000 per year except for increases required under employment agreements, (ii) enter into any new employment, severance or termination agreement with any such director, officer or employee or (iii) except as may be required to comply with applicable law, become obligated under any Benefit Plan that was not in existence on the date hereof or amend any Benefit Plan in existence on the date hereof to enhance the benefits thereunder;

          (e) the Company shall not, and shall not permit any of the Company Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets outside the ordinary course of business other than (i) dispositions listed in Section 5.1 (e) of the Company Disclosure Schedule, (ii) assets no longer used in the operation of the Company's and the Company Subsidiaries' respective businesses and (iii) assets related to any discontinued operations of the Company and the Company Subsidiaries;

          (f) the Company shall not, and shall not permit any of the Company Subsidiaries to, incur or enter into any agreement to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice, including, without limitation, borrowings under the Company's existing credit agreements, as amended from time to time in the ordinary course of business, and overnight borrowings;

          (g) the Company shall not and shall not permit any of the Company Subsidiaries to enter into any contract or agreement or series of related contracts or agreements which involves the expenditure by the Company of over
(i) One Hundred Thousand Dollars ($100,000) if outside the ordinary course of business, or (ii) Five Hundred Thousand Dollars ($500,000) if within the ordinary course of business; and

          (h) neither the Company nor any of the Company Subsidiaries will enter into an agreement to do any of the foregoing.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     Section 6.1  Meeting of the Stockholders.

          (a) The Company will take all action reasonably necessary in accordance with applicable law and its Restated Certificate of Incorporation and Bylaws to convene a meeting of its stockholders to consider and vote upon the approval of this Agreement and the Merger and such other matters as may be necessary to effectuate the transactions contemplated hereunder (the "Stockholders Meeting"), if necessary to comply with applicable law, as promptly as practicable after the expiration of the Offer. The Board of Directors of the Company shall recommend such approval and take all lawful action to solicit such approval; provided, however, that the Board of Directors of the Company may at
          --------  -------
any time prior to the Transition Time withdraw, modify or change any such recommendations to the extent that the Board of Directors of the Company determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change its recommendation would cause the Board of Directors of the Company to breach its fiduciary duties to the Company's stockholders under applicable law. The Purchaser Companies will vote all Shares over which they exercise voting control in favor of this Agreement and the Merger.

          (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90 percent of the then outstanding Shares of each then outstanding class of shares of the Company, the parties hereto agree, subject to
Article VII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

          (c) If required by applicable law, as soon as practicable after the date of this Agreement, the Company shall file with the SEC a proxy statement (the "Proxy Statement") and form of proxy relating to the Merger, which shall comply as to form with all applicable laws. The Company shall obtain and furnish the information required to be included in the Proxy Statement and shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement and form of proxy to be mailed to the Company's stockholders at the earliest practicable date. Purchaser and Merger Sub shall cooperate in the preparation of the Proxy Statement and shall as soon as practicable following the date hereof furnish the Company with all information for inclusion in the Proxy Statement as shall be reasonably requested by the Company. The Company agrees, as to information with respect to the Company, its officers, directors, stockholders and subsidiaries contained in the Proxy Statement, and Purchaser agrees, as to information with respect to Purchaser, its officers, directors, stockholders and subsidiaries contained in the Proxy Statement, that such information, at the date the Proxy Statement is mailed and (as then amended or supplemented) at the time of the Stockholders Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Purchaser and its counsel shall be given an opportunity to review the Proxy Statement, and all amendments or supplements thereof, prior to their being filed with the SEC and the Company shall not make any such filing without the approval of Purchaser (which shall not be unreasonably withheld). The Company will advise Purchaser, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC or any request by the SEC for amendment of the Proxy Statement or comments thereon and proposed responses thereto or requests by the SEC for additional information.

     Section 6.2 Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Purchaser shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; and (b) use their reasonable best efforts promptly to take, or cause to be taken, all other action and do, or cause to be done, all other things reasonably necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, as soon as practicable.

     Section 6.3 Access. Subject to restrictions contained in confidentiality agreements to which the Company is subject, upon reasonable notice the Company shall (and shall cause each of the Company Subsidiaries to) afford Purchaser's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records, and during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser may reasonably request. Purchaser will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.3 for any purpose unrelated to the consummation of the Transactions. Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated February 16, 1996, between Pearson Television Limited and the Company (the "Confidentiality Agreement") shall apply to all information furnished thereunder or hereunder.

     Section 6.4 Notification of Certain Matters. The Company shall give prompt notice to Purchaser of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole to which the Company or any of its subsidiaries is a party or is subject. Each of the Company and Purchaser shall give prompt notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (b) any Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be. The Company shall give prompt notice to Purchaser and Merger Sub, and Purchaser or Merger Sub shall give prompt notice to the Company, of (i) any claims, actions, proceedings or governmental investigations commenced or, to the best of its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their property or assets, that relate to the Offer or the Merger, (ii) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (iii) any material failure of the Company, Purchaser or Merger Sub, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     Section 6.5 Publicity. Except as otherwise required by law, the Company and Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Transactions and in making any filings with any federal or state governmental or regulatory agency or with NASDAQ or any national securities exchange with respect thereto.

     Section 6.6  Indemnification.

          (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, advancement and director exculpation set forth in the Restated Certificate of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the Restated Certificate of Incorporation or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions).

          (b) From and after the Effective Time, Purchaser and the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and its subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of (with the approval of Purchaser and the Surviving Corporation, which approval shall not be unreasonably withheld or delayed), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), to which any such person is or may become a party by virtue of his or her service as a present or former director, officer or employee of the Company or any of its subsidiaries and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, the Transactions), in each case to the fullest extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL).

          (c) Any Indemnified Party wishing to claim indemnification under this
Section 6.6, upon learning of any such Claim, shall notify Purchaser and the Surviving Corporation (although the failure so to notify Purchaser and the Surviving Corporation shall not relieve either thereof from any liability that Purchaser or the Surviving Corporation may have under this Section 6.6, except to the extent such failure materially prejudices such party). Purchaser and the Surviving Corporation shall have the right to assume the defense thereof and Purchaser and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser and the Surviving Corporation elect not to assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for Purchaser and the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them and Purchaser and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided however, that (i) Purchaser and the Surviving Corporation shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys in addition to any appropriate local counsel at any time for all Indemnified Parties unless there is a conflict on any significant issue between the positions of any two or more of such Indemnified Parties, in which event any additional counsel as may be reasonably required may be retained by such Indemnified Parties at Purchaser's expense, (ii) Purchaser, the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) Purchaser and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed, and provided further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (d) Purchaser shall cause to be maintained in effect for not less that six years after the Effective Time (except to the extent not generally available in the market) directors' and officers' liability insurance and fiduciary liability insurance that is substantially equivalent in coverage to the Company's current insurance, with an amount of coverage of not less than 100% of the amount of coverage maintained by the Company as of the date of this Agreement with respect to matters occurring prior to the Effective Time.

          (e) This Section 6.6 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Purchaser and Merger Sub and the Surviving Corporation and their respective successors and assigns.

     Section 6.7 Obligations of Merger Sub. Purchaser shall take all action reasonably necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

     Section 6.8 Stock Options and Warrants. Purchaser acknowledges that the consummation of the Offer and the other Transactions will constitute an "Event" (as defined in the Plans) with respect to the options listed on Section 3.3 of the Company Disclosure Schedule and the other options specified in Section 3.3 of the Company Disclosure Schedule, and that the vesting of such options shall therefore become accelerated as a result of the Transactions, which Purchaser acknowledges shall occur simultaneously with the acceptance of the Offer so as to permit the exercise of any such unvested options and tender of the underlying Shares. At the Effective Time, each holder of a then outstanding option or warrant to purchase Shares, whether or not then exercisable, shall, in settlement thereof, except to the extent otherwise agreed to by the holder of the option or warrant, the Company and the Purchaser, receive from the Company (from funds provided by Purchaser) for each Share subject to such stock option or warrant an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such stock option or warrant (such amount being hereinafter referred to as the "Option Consideration"). Upon receipt of the Option Consideration, the stock option or warrant shall be canceled. The surrender of any stock option or warrant to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such stock option or warrant. Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from holders of stock options and warrants and to take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 6.8 (except for such action that may require the approval of the Company's stockholders). Except as otherwise agreed to by the parties, (i) the Plans shall terminate, effective as of the Effective Time and the Company shall use its reasonable efforts to cause the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries to be canceled as of the Effective Time and (ii) the Company shall use its reasonable efforts to ensure that following the Effective Time no participant in the Plans or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary of the Company or the Surviving Corporation and to terminate all such plans, programs or arrangements.

     Section 6.9  Employee Benefit Plans.

          (a) Subject to Section 6.8, Purchaser agrees to cause the Surviving Corporation (and any successor thereto) to honor, without modification, all employment, consulting, severance, termination or indemnification agreements, arrangements or understandings, including recognition of the value (either in cash, replacement options or other consideration) of any agreement to issue a fixed number of options in the future as described in Section 3.3(3)(e) of the Company Disclosure Schedule, between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries disclosed in the SEC Reports or in the Company Disclosure Schedule in effect on the date hereof except as may be otherwise mutually agreed by the Purchaser and a current or former employee, officer, director or consultant covered by such an agreement. Purchaser agrees to cause the Surviving Corporation and its successors to pay or provide all benefits vested as of the Effective Time under any Benefit Plan (as defined in Section 3.11) in accordance with the terms of such plans. Purchaser will for a period of at least 24 months cause the Company or the Surviving Corporation and its successors to maintain for all employees of the Company employee benefit plans, programs, policies and practices which, in the aggregate, provide substantially equivalent benefits to such employees as the benefit plans from time to time in effect for employees of the Surviving Corporation, provided that employees covered by collective bargaining agreements shall be provided the benefits required under such agreements. For purposes of their participation in Purchaser's or the Surviving Corporation's employee and fringe benefit plans, programs, policies and practices, Purchaser shall credit each Company employee with full credit for all service credited under the comparable plan, program, policy or practice of the Company (including service with the Company prior to the Effective Time and, where applicable, service with prior or predecessor employers to the extent credit is given for such service under the comparable Company plans) for purposes of eligibility to participate and for purposes of vesting.

     Section 6.10 No Solicitation of Transactions. (a) Prior to the execution of this Agreement, the Company, through its investment bankers, has engaged in an auction process in which participants were offered an opportunity to submit their best offers to purchase the Company. The Company will not, and will instruct its Representatives not to, initiate, solicit or encourage (including by way of furnishing information or assistance) any Competing Transaction (as defined below), or enter into or maintain discussions or negotiate with any person in furtherance of or relating to or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any Representative of the Company or any of its subsidiaries to take any such action, and the Company shall use its reasonable best efforts to cause the Representatives of the Company and its subsidiaries not to take any such action; provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of the Company prior to stockholder approval of the Merger from (i) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide proposal regarding a Competing Transaction, if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and (B) prior to furnishing such information to such person, the Company receives from such person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. The Company shall promptly advise Purchaser if any such proposal or offer, or any inquiry or contact made with any person with respect thereto, is made.

          (b) For purposes of this Agreement "Competing Transaction" shall mean any of the following involving the Company or any of its subsidiaries: (a) any merger, consolidation, business combination, or other similar transaction (other than the Merger) which results in a sale of the Company; (b) any sale or other disposition outside the ordinary course of business of 30% or more of the fair market value of the assets (other than assets held in inventory for resale and other than the licensing of the Company's programming in the ordinary course of business) of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; or (c) any tender offer or exchange offer for more than 50% of the outstanding Shares.

     Section 6.11 Directors. (a) Promptly upon the acceptance for payment of, and payment for, Shares constituting a majority of the then outstanding Shares by Purchaser or Merger Sub, as applicable, pursuant to the Offer, Purchaser from time to time shall be entitled to designate such number of directors (rounded up to the next whole number) on the Board of Directors of the Company as will give Purchaser or Merger Sub, as applicable, subject to compliance with Section 14(f) of the Exchange Act, that percentage of the total number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors pursuant to this Section) equal to the percentage of then outstanding Shares owned by Purchaser or Merger Sub (provided that such percentage of the total number of directors shall not be less than a majority of the Board of Directors of the Company), and the Company shall, at such time, cause Purchaser's or Merger Sub's designees, as applicable, to be so elected by its existing Board of Directors; provided, however, that in the event that such
                                 --------  -------
designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are neither officers of the Company or of any holder of more than 5% of its Shares (as of the date of this Agreement) nor affiliates of Purchaser or Merger Sub (the "Independent Directors"); and provided further that if the number of Independent Directors shall be reduced below two for any reasons whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or of any holder of more than 5% of its Shares (as of the date of this Agreement) or officers or affiliates of Purchaser or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

          (b) Subject to applicable law, the Company shall take all actions requested by Purchaser necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder by the SEC, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (as defined below). In connection with the foregoing and subject to the provisions of this Section 6.11 regarding Independent Directors, the Company will promptly, at the option of Purchaser, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's or Merger Sub's designees, as applicable, to be elected or appointed to, and to constitute (rounded up to the next whole number) that percentage of the total number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors pursuant to this Section) equal to the percentage of then outstanding Shares owned by Purchaser or Merger Sub (provided that such percentage of the total number of directors shall not be less than a majority of the Board of Directors of the Company).

          (c) Following the election of Purchaser's or Merger Sub's designees, as applicable, pursuant to this Section 6.11, prior to the Effective Time, any amendment or termination of this Agreement or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the Independent Directors.

     Section 6.12 Use of Name. As contemplated by Section 5.1(e) of the Company Disclosure Schedule, effective as of the Effective Time, the Company hereby assigns to Anthony J. Scotti and Benjamin J. Scotti all of its rights, title and interest in the name "Scotti Brothers" and all variations and derivatives thereof (the "Retained Names"). Promptly after the Effective Time Purchaser shall cause the names of the Company and its subsidiaries which contain the Retained Names to be changed so as not to include the Retained Names. No Purchaser Company shall put into use after 90 days after the Effective Date any products, signs, television or recorded music credits and other materials that bear any Retained Name or any name, mark or logo similar thereto. Notwithstanding the foregoing, the Purchaser Companies shall have the right to continue using the Retained Names in connection with the sale of inventory which as of the Effective Time contains any Retained Name on the label identifying such inventory.

                                  ARTICLE VII

                                   CONDITIONS

     SECTION 7.1 Conditions to the Obligations of Each Party. The obligations of the Company, Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) Company Stockholder Approval. If required by the DGCL, this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with the DGCL, the Company's Certificate of Incorporation and its Bylaws.

          (b) HSR; German Federal Cartel Office. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any required approvals in connection with any pre-merger notification filing with the German Federal Cartel Office shall have been obtained and shall have remained in full force and effect.

          (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or Order that is then in effect and has the effect of prohibiting the consummation of the Merger.

          (d) The Offer. The Offer shall not have been terminated in accordance with its terms prior to the purchase of any Shares.

                                  ARTICLE VIII

                                  TERMINATION

     Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Common Stock, by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors.

     Section 8.2 Termination by Either Purchaser or the Company. This Agreement may be terminated and the Merger and the other Transactions may be abandoned by action of the Board of Directors of either Purchaser or the Company if (a) the Merger shall not have been consummated on or before February 28, 1998, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement, or (b) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any Order that is final and nonappealable preventing the consummation of the Merger, or (c) Merger Sub or Purchaser shall have terminated the Offer in accordance with its terms and conditions without purchasing any Shares pursuant thereto.

     Section 8.3 Termination by Purchaser. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, before or after approval of the holders of Common Stock, by action of the Board of Directors of Purchaser:

          (a) if, prior to the Transition Time there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that any of the conditions set forth in clause (f) or (g) of Exhibit A would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the
--------  -------
Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts (but in no event longer than thirty days after Purchaser's notification to the Company of the occurrence of such Terminating Company Breach), Purchaser may not terminate this Agreement under this Section 8.3(a);

          (b) if prior to the Transition Time (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger or other Transactions in a manner adverse to Purchaser or Merger Sub or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any proposal involving a Competing Transaction.

     Section 8.4 Termination by the Company. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Common Stock by action of the Board of Directors of the Company:

          (a) if there has been a breach of any material representation, warranty, covenant or agreement on the part of Purchaser or Merger Sub set forth in this Agreement ("Terminating Purchaser Breach"); provided, however, that, if
                                                    --------  -------
such Terminating Purchaser Breach is curable by Purchaser or Merger Sub through the exercise of its reasonable best efforts and for so long as Purchaser or Merger Sub continue to exercise such reasonable best efforts (but in no event longer than thirty days after the Company's notification to Purchaser of the occurrence of such Terminating Purchaser Breach), the Company may not terminate this Agreement under this Section 8.4(a); or

          (b) if prior to the Transition Time (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger or other Transactions or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction, or resolved to do either of the foregoing after consultation with independent legal counsel, having determined in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law; provided, that any termination of this Agreement by the Company pursuant to this Section 8.4(b) shall not be effective until the close of business on the second (or, in the event that the party with whom the Company proposes to engage in the Competing Transaction was a participant in the auction process referred to in the first sentence of Section 6.10(a) hereof, fifth) full business day after notice of such termination to Purchaser; or

          (c) if (i) Purchaser or Merger Sub shall have failed to commence the Offer within the time required in Section 9.1, or (ii) Merger Sub or Purchaser shall not have purchased any Shares pursuant to the Offer by the later of 45 days after the date of this Agreement and 3 business days after the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act [and any required approvals in connection with any pre-merger notification filing with the German Federal Cartel Office have been obtained] or (iii) the Offer shall have been terminated without Purchaser or Merger Sub having purchased any Shares pursuant thereto.

     Section 8.5  Effect of Termination and Abandonment. Except as set forth in
Section 10.1, in the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve the Company, Purchaser or Merger Sub from liability for any breach of this Agreement.

     Section 8.6 Issuance of New or Treasury Shares. If this Agreement is terminated pursuant to Section 8.3(b) or 8.4(b) hereof, or if the Purchaser shall terminate the Offer because the Minimum Condition (as defined in Exhibit A hereto) is not satisfied and at or prior to such time there has been publicly announced or the Company has received one or more proposals for a Competing Transaction which at the time of such termination has not been absolutely or unconditionally withdrawn or abandoned (a "Competing Transaction Termination"), the Company agrees that, until the expiration of one year following such termination, it will not issue any new or treasury shares (other than pursuant to commitments in effect on the date thereof) unless it shall have first given the Purchaser at least 5 business days advance written notice thereof (the "Issuance Notice"). The Purchaser may, by written notice to the Company prior to the expiration of 5 business days from receipt of the Issuance Notice, elect to exercise the Option (as such term is defined in the Stockholders Agreement) in full. If Purchaser has exercised the Option the Company shall not thereafter issue any such shares unless the Purchaser shall have consented in advance thereto, which consent shall not be unreasonably withheld. If at any time after the exercise of the Option Purchaser beneficially owns, or if before exercise of the Option if the Option were fully exercised Purchaser would own, less than 30% of the voting securities of the Company on a fully diluted basis, the provisions of this Section 8.6 shall immediately terminate and be of no further force or effect with respect to any issuances of shares by the Company.

                                  ARTICLE IX

                                   THE OFFER

     Section 9.1  Tender Offer.

          (a) As promptly as reasonably practicable after the date hereof, but in no event later than five business days after the public announcement of the execution of this Agreement, Purchaser or Merger Sub will commence the Offer for all of the outstanding Shares at a price of not less than $25.50 per Share in cash, net to the seller, subject to the conditions set forth in Exhibit A, and, subject only to the terms and conditions of the Offer, will pay, as promptly as reasonably practicable after expiration of the Offer, for all Shares duly tendered and not withdrawn. Purchaser expressly reserves the right to waive any such condition other than the Minimum Condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made to the Minimum
              --------  -------
Condition, and no change may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer other than those set forth in Exhibit A hereto or which extends the Offer (except as set forth in the following sentence). Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following the commencement of the Offer) if, at the scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but
(x) the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90 percent and (y) Purchaser reasonably believes that such extension would cause the number of validly tendered and not withdrawn shares to exceed 90 percent of the outstanding Shares.

          (b) The Company hereby consents to the Offer and represents that the Board of Directors of the Company has unanimously (i) determined that the Offer is fair to the holders of the Shares and the Merger is in the best interests of the Company and the stockholders of the Company, (ii) approved the making of the Offer and the purchase of the Shares pursuant to the Offer and
(iii) resolved to recommend acceptance of the Offer by the holders of the Shares and approval of the Merger by the Company's stockholders. The Company's Board of Directors shall recommend the Transactions, in accordance with the provisions of Section 6.1(a) hereof, to its stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the SEC as soon as practicable on the day the Offer is commenced. Purchaser agrees, as to the Offer to Purchase and related Letter of Transmittal (which together constitute the "Offer Documents") and the Company agrees, as to the Schedule 14D-9, that subject to compliance by the Purchaser with the requirements of
Section 6.1(c) hereof such documents shall, in all material respects, comply with the requirements of the Exchange Act and other applicable laws. The Company and its counsel, as to the Offer Documents, and the Purchaser and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC. Neither Purchaser nor the Company shall file any of such documents with the SEC without the approval of the other party (which shall not be unreasonably withheld).

          (c) In connection with the Offer, the Company will cause the transfer agent for the Company Common Stock to furnish promptly to Merger Sub a list, as of a recent date, of the record holders of shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories.
The Company will furnish Merger Sub with such additional information (including, without limitation, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

                                   ARTICLE X

                            MISCELLANEOUS; GENERAL

     Section 10.1 Payment of Expenses. (a) Except as otherwise set forth in this Section 9.1, whether or not the Merger shall be consummated, each party hereto shall pay its own Expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this

Agreement and all other matters relating to the closing of the Transactions.

          (b) The Company agrees that (i) if Purchaser shall terminate this Agreement pursuant to Section 8.3 or (ii) if the Company shall terminate this Agreement pursuant to Section 8.4 (b), the Company shall reimburse Purchaser for its Expenses up to an aggregate amount not to exceed $500,000 . If Purchaser terminates this Agreement under Section 8.3(b) or the Company terminates this Agreement under Section 8.4(b) or in the event of a Competing Transaction Termination, the Company shall pay the Purchaser $3,500,000 upon demand after such termination, and if, within twelve months after such termination, a Competing Transaction shall be consummated, the Company shall pay the Purchaser an additional $3,500,000 concurrently with the consummation of such Competing Transaction.

          (c) The Purchaser agrees that if the Company shall terminate this Agreement pursuant to Section 8.4 (a), Purchaser shall reimburse the Company for its Expenses and all damages caused to Company as a result of the Terminating Purchaser Breach.

          (d) The Company, Purchaser and Merger Sub each agree that the payment provided for in Section 10.1 (b) shall be the sole and exclusive remedy of Purchaser and Merger Sub against the Company and its Representatives upon a termination of this Agreement pursuant to Sections 8.3 or 8.4 (b), and such remedy shall be limited to the payment stipulated in Section 10.1(b), regardless of the circumstances (including willful or deliberate conduct) giving rise to such termination.

     Section 10.2 Survival. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article VIII, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.6, 6.7, 6.8, 6.9, 6.12 and Article X shall survive the Effective Time and those set forth in Sections 6.3 (regarding confidentiality), 8.5 and 8.6 and Article X shall survive termination.

     Section 10.3 Modification or Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Subject to the previous sentence and Section 6.11(c), the Board of Directors of the Company may amend this Agreement at any time prior to the Effective Time, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of the Company shall not (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the Shares, (2) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any Shares.

     Section 10.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     Section 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

     Section 10.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery in person, by facsimile transmission, by registered or certified mail (postage prepaid, return receipt requested) or courier service providing proof of delivery to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.6):

     If to Purchaser or Merger Sub:    Pearson plc
                                       3 Burlington Gardens
                                       London W1X 1LE, England
                                       Attention: Paul Vickers
                                       Facsimile No.: 44-171-411-2329

     with a copy to:                   Pearson Inc.
                                       30 Rockefeller Plaza, 50th Floor
                                       New York, New York 10112-5095
                                       Attention: John Davis
                                       Facsimile No.: (212) 861-2124

     and:                              O'Melveny & Myers LLP
                                       1999 Avenue of the Stars, Suite 700
                                       Los Angeles, California 90067
                                       Attention: Robert D. Haymer, Esq.
                                       Facsimile No.: (310) 246-6779

     If to the Company:                All American Communications, Inc.
                                       808 Wilshire Boulevard
                                       Santa Monica, California 90401
                                       Attention: Chief Financial Officer
                                       Facsimile No.: (310) 656-7400

     with a copy to:                   Kaye, Scholer, Fierman, Hays & Handler,
                                        LLP
                                       1999 Avenue of the Stars, Suite 1600
                                       Los Angeles, California 90067
                                       Attention: Barry L. Dastin, Esq.
                                       Facsimile No.: (310) 788-1200

     Section 10.7 Entire Agreement, etc. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise except that the Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Purchaser or to any direct or indirect wholly-owned newly formed Delaware subsidiary of Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 10.8 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     Section 10.9 Certain Definitions. For purposes of this Agreement, the term:

          (a) "subsidiary" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of governors or other governing body of such corporation or other legal entity; and

          (b) "knowledge" means, with respect to any matter in question with respect to the Company, if any of Anthony J. Scotti, Thomas Bradshaw, Paul Westphal, Paul Pavlis, Lawrence Lamattina or Leonard Breijo has actual knowledge of such matter.

     Section 10.10  No Third Party Beneficiaries.  Except as provided in Section
6.6 hereof, this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity not a party hereto.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                         ALL AMERICAN COMMUNICATIONS, INC.



                         By:   /s/ Anthony J. Scotti
                              ----------------------------------
                              Name:  Anthony J. Scotti
                              Title: Chief Executive Officer


                         PEARSON PLC



                         By:   /s/ John Davis
                              ----------------------------------
                              Name:  John Davis
                              Title: Senior Vice President,
                                     Chief Financial Officer


                         PEARSON MERGER COMPANY, INC.



                         By:   /s/ John Davis
                              ----------------------------------
                              Name:  John Davis
                              Title: Vice President

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser or Merger Sub, as applicable, shall not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer (subject to the provisions of the Merger Agreement) and may postpone the acceptance of, and payment for, subject to Rule 14e-1(c) of the Exchange Act, any Shares tendered, if:

1. the Minimum Condition (as defined below) shall not have been satisfied prior to the expiration of the Offer;

2. any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or other approvals required by the German Federal Cartel Office shall not have been obtained; or

3. at any time on or after the date of this Agreement, and prior to the expiration of the Offer, any of the following conditions shall exist:

          (a) (i) there shall be threatened or pending any suit, action or proceeding brought by any Governmental Authority against the Purchaser, Merger Sub, the Company or any Company Subsidiary (A) seeking to prohibit or impose any material limitations on Purchaser's or Merger Sub's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the Company's businesses or assets, or to compel Purchaser or Merger Sub or their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or any of the Company Subsidiaries, (B) challenging the acquisition by Purchaser or Merger Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement, or seeking to obtain from the Company, Purchaser or Merger Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole,
(C) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger or (D) seeking to impose material limitations on the ability of Purchaser or Merger Sub effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders; or (ii) any Governmental Authority or other person or entity shall have obtained an injunction (A) prohibiting the making of the Offer, the acceptance for payment of, or payment for, any Shares by

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Purchaser, Merger Sub or any other affiliate of Purchaser or (B) prohibiting the ownership by the Purchaser or any of its subsidiaries of the Company, or compelling the Company, Purchaser or any of their respective subsidiaries to dispose of or to hold separate all or any material portion of the business or assets of the Company, Purchaser or any of their respective Subsidiaries, as a result of the Transactions;

          (b) there shall have been any Law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Purchaser, the Company or any Subsidiary or affiliate of Purchaser or the Company or (ii) any Transaction, by any government or Governmental Authority other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which effects any of the consequences referred to in paragraph (a) above;

          (c) there shall have occurred and be continuing any Company Material Adverse Effect or any event or series of events which would result in a Company Material Adverse Effect;

          (d) there shall have occurred and be continuing a declaration of a banking moratorium or any suspension of payments in respect of banks in the City of New York;

          (e) the Board of Directors of the Company or any committee thereof shall have withdrawn, modified or changed in a manner adverse to Purchaser or Merger Sub the approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Competing Transaction or any other acquisition of Shares other than the Offer or the Merger;

          (f) any representation and warranty of the Company shall not be true and correct as of the date of this Agreement or as of the expiration of the Offer except for (i) changes specifically contemplated by this Agreement and
(ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and in each case except where failure of such representation and warranty to be so true and correct individually or together with failures of other representations and warranties to be true and correct would not have a Company Material Adverse Effect (other than representations and warranties that are already so qualified or that are qualified as to the prevention or delay of the consummation of any of the Transactions or as to the performance by the Company of its obligations under this Agreement, which in each such case shall be true and correct as written);

          (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the

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

Agreement unless such failures, would not, individually or in the aggregate, have a Company Material Adverse Effect;

          (h) the Agreement shall have been terminated in accordance with its terms; or

          (i) Purchaser and the Company shall have agreed that Purchaser or Merger Sub, as applicable, shall terminate the Offer.

     For purposes hereof, the term "Minimum Condition" shall mean a majority of the outstanding shares of Common Stock and a majority of the outstanding Shares (including for purposes of such calculation all Shares issued upon exercise of all vested and unvested stock options and warrants, prior to or simultaneously with the acceptance of the Offer) being validly tendered and not withdrawn prior to the expiration of the Offer.

     The foregoing conditions may be waived by Purchaser or Merger Sub in whole or in part at any time and from time to time in their sole discretion, subject in each case to the terms of the Agreement. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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